 Exhibit 4.52

Share Transfer Agreement among Shenzhen Nanfang Tongzheng Investment Co., Ltd., Jia Tian Xia Asset Management Co., Ltd. and Mr. Xicheng Liu in relation to Chongqing Wanli New Energy Co., Ltd.

(Summary Translation)

This Agreement is entered into on July 19, 2018 by and among the following Parties:

Party A:	Shenzhen Nanfang Tongzheng Investment Co., Ltd. (hereinafter referred to as “Transferor” or “Nanfang Tongzheng”)

Authorized representative: Xicheng Liu

Party B:	Jia Tian Xia Asset Management Co., Ltd. (hereinafter referred to as “Transferee” or “Jia Tian Xia”)

Authorized representative: Jian Liu

Party C:	Xicheng Liu (legal representative of Shenzhen Nanfang Tongzheng Investment Co., Ltd.) Identification Number:

Whereas,

Upon mutual agreement of each party, Party A agrees to transfer its 15,328,730 shares (hereinafter referred to as the “Target Shares”) in Chongqing Wanli New Energy Co., Ltd. (the “Target Company or “Listed Company”) to Party B. While subject to the transfer of the Target Shares, Party A agrees to entrust Party B with the voting rights of the 10,072,158 shares of the Target Company other than the Target Shares, so that Party B can obtain control of the Target Company; After the completion of this share transfer, Party A is obliged to cooperate with the Listed Company to set up the Listed Company’s existing business and assets to be listed in accordance with the requirements of Party B.

Now therefore, upon mutual agreement, the Parties hereby enter into the following agreement.

Article 1 Definitions

[Intentionally omitted]

Article 2 Share Transfer

2.1	Party A will transfer 10% of the total number of existing issued shares of the Target Company held by Party A to Party B in accordance with the terms and conditions stipulated in this Agreement; Party B agrees the above-mentioned target shares shall be transferred and the corresponding share transfer price shall be paid in accordance with the terms and conditions stipulated in this Agreement.

2.2	Party C, as the actual controller of Party A, agrees that Party A shall transfer the shares held by Party A to Party B at one time in accordance with the provisions of this Agreement.

Article 3 Payment Arrangement for Share Transfer Price and Asset Settlement Compensation

3.1	The Parties agree that the Share Transfer Price is RMB300 million and the Share Transfer Price will be paid in two installments with each installment of RMB150 million.

3.2	As a compensation for Party A’s obligation under Article 10 of this Agreement, Party B agrees to pay Party A a total of RMB200 million in two installments with each installment of RMB100 million.

Article 4 Share Transfer

4.1	Party A shall obtain a written consent letter from the Zhongxian Sub-branch of Chongqing Commercial Bank Co., Ltd. (the “pledgee”), to agree to the Share Transfer within five working days after the effective date of this Agreement.

4.2	Party A and Party B agree to submit the application for the transfer of the underlying shares to the Shanghai Stock Exchange and China Securities Depository and Clearing Corporation Limited in accordance with relevant laws and regulations after Party A shall obtain the consent letter from the pledgee in Article 4.1, and promote to obtain the confirmation opinion from the Shanghai Stock Exchange on the approval of the share transfer, within 15 working days from the effective date of this Agreement, and finally cause the underlying shares to be transferred within 30 working days from the effective date of this Agreement.

Article 5 Voting Proxy Arrangements

5.1	The Parties agree that on the Share Transfer Completion Date, Party A entrusts the voting rights of the outstanding shares of the Target Company held by Party A to Party B. Unless the Parties agree and reach a written agreement, the voting rights are permanent and irrevocable, Party A shall not unilaterally cancel the entrustment of such voting rights.

5.2	For the purpose of Article 5.1, Party A and Party B agree to enter into a Voting Proxy Agreement as attached in Appendix 1 to this Agreement.

5.3	After the completion of the Share Transfer, if Party A intends to transfer the outstanding shares of the Target Company held by it, Party B shall have the priority transfer right under the same conditions.

Article 6 Corporate Governance after the Completion of the Share Transfer

6.1	Party A and Party C undertake to resign the current directors (including independent directors), supervisors (including employee representative supervisors) and senior management personnel (excluding one director nominated by Chongqing Machinery & Electronics Holding (Group) Co., Ltd. to the Target Company) within three working days after the Share Transfer.

After the resignation of the current directors, supervisors and senior management personnel of the Target Company, Party B will nominate new directors and supervisors to the board of directors and the board of supervisors of the Target Company in accordance with applicable laws, and urge the new board of directors of the Listed Company to appoint senior management personnel in order to ensure the continuous and stable operation of the Target Company. Party A and Party C shall no longer nominate directors and supervisors to the Target Company.

Article 7 Special Agreements

7.1	The Parties agree that if the Share Transfer is not completed within 30 days from the date of Party B's payment of the first installment for the Share Transfer, Party B has the right to choose the following two solutions:

(1)	Party B may continue to require Party A and Party C to handle the transfer procedures of the underlying shares in accordance with the terms of this Agreement;

(2)	from the 31st day after the date of the payment of the first installment for the Share Transfer, Party B may cancel the Share Transfer at any time and notify Party A and Party C in writing.

(3)	In the case that Party B cancels the Share Transfer, the first installment of the Share Transfer of RMB150,000,000 that Party B has already paid shall be converted into Party B’s loan to Party A. In this case, Party A shall repay to Party B the principal of the loan with an interest calculated at the annualized interest rate of 36% from the date when Party B’s payment is actually paid to Party A’s account, within 60 days after the receipt of the notice of the transfer of the first installment to the loan. Party C shall be jointly responsible for the repayment of the principal and interest of the loan with Party A.

Article 8 Business Development Plan of the Target Company

8.1	After the completion of the Share Transfer, Party B, as the controlling shareholder of the Target Company, will take into account the actual situation of the Target Company and take the opportunity to use the Target Company as the main body to carry out the business other than the existing business of the Target Company, and formulate the future development plan of the Target Company. To promote the development of the Target Company, other Parties to this Agreement should cooperate with the development of the new business of the Target Company.

Article 9 Performance Commitment and Operation Management of the Existing Business of the Target Company

9.1	Party A and Party C undertake that Party C will continue to be responsible for the operation and management of all existing businesses of the Target Company within three years (i.e, in 2018, 2019, 2020, hereinafter referred to as “performance commitment period”) after the completion of the Share Transfer. Party B undertakes that it will not unreasonably interfere with the operation of the existing business of the Target Company from the Share Transfer Date until the expiration of the performance commitment period.

Notwithstanding the foregoing paragraph of this Article, Party B and the board of directors and general manager of the Listed Company shall have the right to supervise the existing business of the Target Company that is the responsibility of Party C during the performance commitment period.

9.2	Party C undertakes that during the performance commitment period, the Target Company’s existing business will continue to be profitable over the years, and the Target Company will not be subject to the delisting risk warning, suspension or termination of the listing by the Shanghai Stock Exchange (excluding those caused by Party B) during the performance commitment period.

9.3	The Parties agree that, for any reason, for any loss of the existing business of the Target Company during the performance commitment period, Party A and Party C shall jointly compensate the loss of the Listed Company by means of free donation.

Article 10 Asset Placement Arrangements

10.1	The Parties agree that as a post-delivery obligation of Party A within three years after the completion of the Share Transfer, Party A shall take all feasible measures to facilitate the Target Company to legally transfer all existing assets ("Target Assets") of the Listed Company that are related or based on the operations of the existing business of the Target Company to Party A or other entities designated by Party A in accordance with the terms of this Agreement. If Party B needs to cooperate in the process of asset transfer, Party B will cooperate with the relevant procedures, including but not limited to voting for the sale of assets at the general meeting.

10.2	The Target Assets shall be sold to Party A by the Listed Company at a fair price which shall not be lower than RMB680,000,000. Party A and Party C shall not refuse to purchase the Target Assets in accordance with the Agreement for any reason.

10.3	Party A and Party C undertake that all relevant personnel and related expenses and liabilities related to the existing business of the Target Company involved in the Target Assets shall be borne by Party A, and the Listed Company shall not bear any responsibility; The tax cost in relation to the transfer of Target Assets shall be borne by Party A and the Target Company respectively in accordance with applicable laws.

10.4	Party A undertakes that Party A or the entity designated by Party A will completely accept the Target Assets on the mutually agreed delivery date. For the Listed Company's liabilities arising from the sale of the Target Assets before the closing date of the sale, the liabilities of the Listed Company arising from the closing date of the sale will be borne by Party A or the entity designated by Party A, and the Listed Company will not bear such responsibility, to ensure that the listed company will not suffer any losses.

10.5	As of the Effective Date of this Agreement, the payments owed by the Target Company to its related parties and the funds of the related party occupied by the Target Company shall be borne by Party A or the entity designated by Party A when the Target Assets are sold.

10.6	The Parties agree that if any transfer of the Target Assets cannot be completed (excluding the cases when caused by Party B) within a reasonable period of time (without Party B’s confirmation otherwise, the "reasonable period of time" is within three months from the date when Party B sends a notice to Party A and Party C) notified by Party B:

(1)	Party A shall, within 30 days after the expiration of the reasonable period of time notified by Party B, pay Party B for a one-time compensation of RMB200 million. At the same time, Party A shall pay Party B RMB300 million as penalty, and the payment of the above-mentioned compensation and penalty payment will not exempt Party A from continuing to perform the obligation to transfer the Target Assets in accordance with the provisions of this Agreement; and

(2)	Party B has the right to facilitate the Listed Company to dispose the Target Assets in other legal ways after the expiration of a reasonable period without obtaining Party A’s prior written consent. At that time, if the Listed Company disposes the Target Assets by itself, and the consideration is less than RMB680 million, the difference between the consideration and RMB680 million shall be borne and paid by Party A within 30 days from the receipt of Party B’s notice.

10.7	Party C shall be jointly and severally liable with Party A for the above-mentioned liabilities of Party A in relation to the existing business of the Target Company and the sale of the Target Assets.

Article 11 Undertakings

11.1	In order to guarantee Party A’s share transfer obligations under this Agreement and Party A’s repayment obligation to Party B when the first installment has been converted as a loan owed by Party A to Party B, Party C agrees to enter into an Equity Pledge Agreement (See Appendix 2) with Party B on the Effective Date of this Agreement and pledges its capital contribution of RMB33,195,319 in Party A (accounting for 55.32% of the shares of Party A) to Party B.

11.2	If the share transfer cannot be completed within 30 days from the date on which Party B pays the first installment of the share transfer, and the first installment has been converted as a loan owed by Party A to Party B according to Article 7.1, Party A shall pledge 10% of the shares of the Target Company held by it to Party B as the guarantee.

11.3	Party C agrees to enter into an Equity Pledge Agreement (See Appendix 3) with Party B on the Effective Date of this Agreement and pledges its capital contribution of RMB6,000,600 in Party A (accounting for 10% of the shares of Party A) to Party B.

11.4	Party C agrees to be jointly and severally liable for Party A’s obligations and responsibilities to Party B under this Agreement. Party C agrees to enter into an Guarantee Agreement (See Appendix 4)with Party B on the Effective Date of this Agreement.

11.5	Party A undertakes to complete the procedures for the pledge of the outstanding shares of the Listed Company held by Party A to Party B within three working days from the date of the Share Transfer.

Article 12 Representations and Warranties

12.1	Each party warrants to another party that: (i) its representations and warranties in this Agreement are true, complete and accurate without material omissions; (ii) it is a legally established and valid surviving entity in the PRC with full right to sign this Agreement; (iii) there are no circumstances that have a significant impact on the performance of this Agreement; (iv) signing, delivering and fulfilling this Agreement do not violate any laws and regulations, its own company charter, or its contract with any third party; (v) and this Agreement is legal, valid and binding.

12.2	Party A and Party C further irrevocably warrant to Party B that, from the Effective Date of this Agreement to the Share Transfer Date, among others, (i) Party A has full and complete ownership of the underlying shares and after the transfer of the underlying shares, and Party B will have full and complete ownership of the underlying shares; (ii) no pending disputes, litigation, arbitration or administrative proceedings or government investigations may result in restrictions on the subject rights of the underlying shares; (iii) all of Party A’s commitments as the original controlling shareholder of the Target Company have been fulfilled; (iv) Party A and Party C shall facilitate the completion of all legal procedures for the Share Transfer; and (v) Target Company and all its subsidiaries shall operate the principal business in the normal course of business in a manner consistent with past practices, maintain business in good condition, not repay loan in advance, timely execute documents, not waive any material rights without prior written approval of Party B, ensure legal compliance, not acquire third party equity, assets or business, not violate the representations and warranties under this Agreement, promptly notify Party B in writing of any material adverse effect on the company, handle corporate tax matters in compliance with laws, not distribute dividends, not formulate equity incentive plan, and not dispose of important assets and technologies.

12.3	In respect of the general operation of the Target Company prior to the Share Transfer Date, Party A and Party C jointly warrant to Party B that, among others, (i) all disclosures made before the Effective Date of this Agreement are true, accurate and complete without major omissions; (ii) the Target Company and its subsidiaries are legally established, legally valid and in compliance with the relevant laws and regulations; and (iii) the financial statements and related information disclosed by the Target Company are in compliance with relevant laws and regulations.

12.4	Party B warrants to Party A that (i) Party B shall assist the Target Company to handle examination and approval and information disclosure, and fulfill its own information disclosure obligations; (ii) after the completion of the share transfer, Party B shall bear the responsibility as a shareholder; (iii) Party B has all the rights, authorizations and approvals required to enter into this Agreement; and (iv) Party B shall timely fulfill the obligations stipulated in laws and regulations and other provisions of this Agreement.

12.5	Party A and Party C warrant to induce the timely payment of the restructuring-related fees by Party A, Chongqing Electromechanical Holding Group Asset Management Co., Ltd. and Chongqing Electromechanical Holding (Group) Co., Ltd. in accordance with the relevant agreements signed with the Target Company.

Article 13 Confidentiality

13.1	Except as otherwise agreed in this Agreement, each party shall use its best endeavors to keep confidential any business information, materials and/or documents of any kind relating to the other party obtained by the performance of this Agreement. Either party shall limit its employees, agents and suppliers to obtain such information only if it is necessary to perform the obligations of this Agreement.

13.2	The Parties shall oblige their respective directors, officers and other employees, as well as the directors, officers and other employees of their affiliates, to comply with the confidentiality obligations set forth in this Article.

13.3	The provisions of this Article shall remain in force after the termination of this Agreement for any reason.

Article 14 Liability for breach of contract

14.1	Any of the following events constitutes a breach by the party under this Agreement: (1) any violation of any provision of this Agreement; (2) any failure to perform or delayed performance of the obligations under this Agreement; or (3) any breach of any representations, warranties or undertakings made under this Agreement.

14.2	If the Share Transfer is not completed within 30 days from the date of Party B's payment of the first installment for the Share Transfer (excluding those cases caused by Party B), the parties shall act in accordance with Article 7 of this Agreement; if Party A fails to repay the loan in accordance with Article 7 after the first installment of the Share Transfer has been converted as Party B's loan, Party A shall pay Party B one-thousandth of the principal of the loan as the late payment fee for each day of extension without exempting Party A from its obligation to repay the principal and interest of the loan.

14.3	Upon completion of this Share Transfer, in any of the following circumstances, Party B shall have the right to terminate this Agreement after Party A or Party C has been notified in writing, except that Party A is required to take corresponding remedies in accordance with the provisions of this Agreement:

(1)	The Target Asset fails to be transferred out of the Target Company within a reasonable period of time notified by Party B within three years after the completion of the share transfer, without Party B’s fault, in accordance with Article 10 of this Agreement;

(2)	Party A violates Article 5 of this Agreement and the Voting Proxy Agreement as attached in Appendix 1 to this Agreement, and prevents Party B from exercising voting rights by action or omission (including but not limited to refusal and delay to provide Party B with the documents required to exercise the voting rights in accordance with Party B’s instructions); or results in inconsistency between the voting results of the authorized shares and the voting results of the transferred shares held by Party B at that time, without Party B’s fault;

(3)	The Target Company is subject to the delisting risk warning, suspension or termination of the listing by the Shanghai Stock Exchange within three years after the completion of this Share Transfer, without Party B’s fault;

(4)	Party A and Party C substantially violate their obligations under this Agreement or make statements, representations and warranties, which cause Party B’s failure to achieve the purpose of this Share Transfer;

(5)	Other circumstances in which Party B has the right to terminate according to the Contract Law of the People's Republic of China.

In case of Party B terminates this Agreement and notifies Party A and Party C in writing, within 30 days from the date of receipt of Party B's notice, Party A shall repay to Party B in one lump sum the sum of the paid Share Transfer Price and the compensation of RMB500,000,000 plus the interest calculated at the annualized interest rate of 36%; Party B shall cooperate with Party A in the corresponding share transfer and pledge release procedure after Party B receives the principal and interest returned by Party A. If the procedure involves disclosure of information of a listed company, the parties shall cooperate.

14.4	Except as expressly agreed in this Agreement, the breaching party shall pay the non-breaching party a liquidated damages of RMB50,000,000, and the non-breaching party shall remain the right to request the breaching party to continue to perform and compensate for the loss and shall continue to enjoy the rights set forth in other Articles of this Agreement.

Article 15 Force majeure and Change of Law

15.1	Failure by either party to perform its obligations under this Agreement due to force majeure or changes of applicable laws shall not be considered a breach of contract, but shall notify the other party within 15 working days after the occurrence of force majeure or changes of applicable laws.

Article 16 Governing Law and Dispute Resolution

16.1	The conclusion, validity, interpretation, execution and resolution of this Agreement shall be governed by laws of the PRC.

16.2	Any dispute arising out of this Agreement shall be resolved through negotiations among the Parties hereto. If such negotiations fail to resolve the dispute, any party may submit such dispute before the court in the jurisdiction where Party B's domicile is located.

Article 17 Effectiveness, Amendment and Termination

17.1	This Agreement shall become effective upon its execution by all Parties hereto.

17.2	Changes or additions to this Agreement are subject to negotiation by the parties with a written or supplemental agreement.

17.3	Except otherwise provided in this Agreement, the fundamental breach of contract by any party to this Agreement results in the failure of this Agreement and/or the attachments to this Agreement to be fulfilled, the contracting party has the right to terminate this Agreement.

17.4	If, excluding the cases caused by Party B, the underlying shares fail to be transferred within 90 days after the Effective Date of this Agreement, Party B shall have the right to terminate this Agreement.

Article 18 Notice

18.1	The notice will take effect upon receipt.

18.2	If the notice is delivered outside of working hours, the notice shall be deemed to be received at the beginning of the working hours of the next working day.

18.3	For the purposes of this section, the delivery information of the Parties are as below:

(1) Party A: [intentionally omitted]

(2) Party B: [intentionally omitted]

(3) Party C: [intentionally omitted]

Article 19 Miscellaneous

19.1	The Agreement shall remain in full force after the date of Shares Transfer as long as it has not been fully fulfilled before the date of Shares Transfer.

19.2	The Parties to this Agreement may not assign any of its rights, interests or obligations under this Agreement without the prior written consent of other Parties.

19.3	This Agreement is written in Chinese. Each original has the same legal effect.

(Signature pages to follow)

Signature page

Party A: Shenzhen Nanfang Tongzheng Investment Co., Ltd. (seal)

Legal Representative: /s/ Xicheng Liu

Party B: Jia Tian Xia Asset Management Co., Ltd. (seal)

Legal Representative: /s/ Hua Lei

Party C: Xicheng Liu

Signature: /s/ Xicheng Liu

Appendix I

Voting Proxy Agreement

(Summary Translation)

This Voting Proxy Agreement is entered into by the following Parties on July 19, 2018 in Beijing:

Party A:	Shenzhen Nanfang Tongzheng Investment Co., Ltd.

Legal representative / authorized representative: Xicheng Liu

Party B:	Jia Tian Xia Asset Management Co., Ltd.

Legal representative / authorized representative: Jian Liu

Upon mutual agreement, the Parties hereby enter into this Voting Proxy Agreement (hereinafter referred to as the "Agreement"), as follows:

1.	Voting Proxy

1.1	Party A irrevocably authorizes Party B as the sole and exclusive agent of the 10,072,158 shares of Chongqing Wanli New Energy Co., Ltd. (the “Listed Company”) held by Party A (hereinafter referred to as the “Authorized Shares”), and Party B fully represents Party A within the proxy period to exercise the shareholder rights (hereinafter referred to as “proxy rights”) including but not limited to submitting proposals for nominations or recommendations of directors, supervisors, and senior management candidates of listed companies; convening and attending general meeting of listed companies; and to vote on the shareholders' meeting.

1.2	From the effective date of this Agreement, for any change of the number of shares of the Listed Company due to the reason of issuance of bonus shares, increase of the provident fund, share split, share allotment, and transfer of some shares agreed by Party B, the number of authorized shares shall be adjusted accordingly.

1.3	The Parties hereby confirm that Party A shall no longer issue a power of attorney to Party B for the specific voting matters involved in the voting proxy; however, Party A shall promptly (should be no later than the second day of the request by Party B) cooperate with the issuance of relevant documents in accordance with the requirements of Party B to achieve the purpose of entrusting Party B to exercise voting rights under this Agreement.

2.	Commission Term

2.1	The term of this proxy right as described in this Agreement shall commence from the date of completion of the transfer of shares under the “Share Transfer Agreement” (including the date of the transfer) to the date of termination of the entrustment as stated in Article 2.2 of this Agreement.

2.2	The termination date of this proxy right shall be earlier date of the following situations:

(1)	Both Parties agree to cancel or terminate the proxy rights and sign the termination agreement in writing;

(2)	With the prior written consent of Party B, Party A shall legally dispose of all authorized shares and the shares shall no longer be registered in the name of Party A.

3.	Execution of the Proxy Rights

3.1	Party A shall provide full assistance to Party B in exercising its entrusted rights, including timely signing relevant legal documents when necessary.

3.2	If, at any time during the proxy period, the granting or exercise of the proxy rights under this Agreement is unrealizable for any reason, the Parties shall immediately seek the alternative that is most similar to the unrealizable agreement. And, if necessary, sign a supplemental agreement to modify or adjust the terms of the Voting Proxy Agreement to ensure that the purpose of the Voting Proxy Agreement can continue to be realized.

3.3	Unless Party A's prior written consent is obtained, Party B shall not delegate the proxy rights to other Parties.

4.	Representations and Warranties

4.1	Party A's representation and warranties

4.1.1	Party A is a limited company established and validly existing under the laws of the PRC with rights, powers and capabilities to enter into and perform this Agreement and to perform all of its obligations and obligations under this Agreement. It has obtained the necessary licenses, authorizations and approvals for signing this Agreement in accordance with the current laws and regulations of China. In order to ensure the execution of the Voting Proxy Agreement, all authorizations, permits and approvals obtained for signing and fulfilling the Voting Proxy Agreement are legal and valid, and there is no circumstance that such permits and approvals shall be revoked, suspended or terminated in the future.

4.1.2	As of the effective date of this Agreement, 10,000,000 shares of the authorized shares have been pledged to Zheshang Bank Co., Ltd., Chongqing Branch, and Party A shall terminate the above mentioned pledged shares within three working days from the date of completion of the transfer of shares under the Share Transfer Agreement and deal with the formalities to pledge all authorized shares to Party B.

4.1.3	Except for the above provision, there are no actual or potential pledges, seizures, freezes and other rights restrictions on the authorized shares during the proxy period that may result in limited capacity of such shares or potential disputes or disputes. During the proxy period, Party A shall not transfer the authorized shares or establish a new pledge or other rights restrictions on the authorized shares without the prior written consent of Party B.

4.2	Party B warrants to Party A that Party B is a limited company established and validly existing under the laws of the PRC with rights, powers and capabilities to enter into and perform this Agreement and to perform all of its obligations and obligations under this Agreement. It has obtained the necessary licenses, authorizations and approvals for signing this Agreement in accordance with the current laws and regulations of China. In order to ensure the execution of the Voting Proxy Agreement, all authorizations, permits and approvals obtained for signing and fulfilling the Voting Proxy Agreement are legal and valid, and there is no circumstance that such permits and approvals shall be revoked, suspended or terminated in the future.

5.	Effectiveness of the Agreement

This Agreement shall come into force upon being signed and sealed by the legal representative/authorized representative of both Parties.

6.	Dispute Resolution

The signing, validity, performance, interpretation and settlement of disputes of this Agreement shall be governed by the laws of the People's Republic of China.

7.	Miscellaneous

After the signing of this Agreement, unless otherwise agreed in writing by the Parties, neither party may assign any rights, benefits or obligations under this Agreement to a third party without the prior written consent of the other Party.

(Signature pages to follow)

Signature page

Party A: Shenzhen Nanfang Tongzheng Investment Co., Ltd. (seal)

Legal representative or authorized representative (signature): /s/ Xicheng Liu

Party B: Jia Tian Xia Asset Management Co., Ltd. (seal)

Legal representative or authorized representative (signature): /s/ Hua Lei

Appendix II

Equity Pledge Agreement

(Summary Translation)

This Equity Pledge Agreement (the "Agreement") is entered into by the following two parties on July 19, 2018 in Beijing.

Pledgor: Xicheng Liu

Identification Number:

Pledgee: Jia Tian Xia Asset Management Co., Ltd.

Address:

Legal representative:  Jian Liu

1.	Pledged equity

1.1	The pledged equity refers to the 55.32% equity of Shenzhen Nanfang Tongzheng Investment Co., Ltd. (“Nanfang Tongzheng”) held by the pledgor, corresponding to the capital contribution of RMB33,195,319 in Nanfang Tongzheng.

1.2	The pledge under this Agreement, applies to the derivative equity formed by issuance of bonus shares, increase of provident funds, share split, etc., and applies to the dividends distributed in relation to the pledged shares.

2.	Scope and Term of the Pledge

2.1	The scope of pledge

The pledge scope of this Agreement includes the following two parts:

(1)	obligations to transfer the shares of Nanfang Tongzheng under the Share Transfer Agreement; and

(2)	in the case that the Share Transfer cannot be completed, pledgor and Nanfang Tongzheng’s repayment obligations (including principal amount, interest and liquidated damages) when the first installment of RMB150,000,000 is converted into Party B’s loan to Nanfang Tongzheng.

2.2	Pledge period

The term of the equity pledge referred to in this Agreement shall be effective from the date of completion of the pledge registration with the administration department of industry and commerce, and shall be terminated on the earlier date of the following:

(1)	the transfer of shares under the Share Transfer Agreement could not be completed not due to the reasons of the pledgee, and the first installment of the share transfer has been converted to the pledgee’s loan to the pledgor and the Nanfang Tongzheng in accordance with the Share Transfer Agreement. At the same time, Nanfang Tongzheng has pledged 10% of the shares of Chongqing Wanli New Energer Co., Ltd. (the “Listed Company”) held by it to the pledgee and completed the registration of the shares pledge at Shanghai Branch of China Securities Depository and Clearing Co., Ltd.;

(2)	the underlying shares under the Share Transfer Agreement have been transferred to the pledgee, who has obtained the “Confirmation of Transfer Registration” issued by Shanghai Branch of China Securities Depository and Clearing Co., Ltd.

3.	Transfer

3.1	The pledgor shall not be entitled to give or transfer its rights and obligations under this Agreement unless the pledgee has agreed in writing in advance.

3.2	This Agreement is binding on the pledgor and its successors and is valid for the pledgee and each of its successors and assignees.

3.3	The pledgee may assign all or any of its rights and interests under this Agreement to any one or more third parties at any time.

4.	Disputes Resolution

4.1	The conclusion, interpretation, enforcement and settlement of disputes under this Agreement shall be governed by the laws of the People's Republic of China. The interests of both parties to this Agreement are protected by the laws of the People's Republic of China.

4.2	Any dispute arising from or in connection with this Agreement shall first be resolved through friendly negotiation. If such negotiations fail to resolve the dispute, any party may submit such dispute before the court in the jurisdiction where Party B's domicile is located.

5.	Effectiveness

The pledge is established from the date of completion of the pledge registration with the administration department of industry and commerce.

(Signature pages to follow)

Signature page

Pledgor:

Xicheng Liu (signature): /s/ Xicheng Liu

Pledgee: Jia Tian Xia Asset Management Co., Ltd. (seal)

Legal representative or authorized representative (signature): /s/ Hua Lei

Appendix III

Equity Pledge Agreement

(Summary Translation)

This Equity Pledge Agreement (the "Agreement") is entered into by the following two parties on July 19, 2018 in Beijing.

Pledgor: Xicheng Liu

Identification Number:

Pledgee: Jia Tian Xia Asset Management Co., Ltd.

Address:

Legal representative: Jian Liu

1.	Pledged equity

1.1	The pledged equity refers to the 10% equity of Shenzhen Nanfang Tongzheng Investment Co., Ltd. (“Nanfang Tongzheng”) held by the pledgor, corresponding to the capital contribution of RMB6,000,600 in Nanfang Tongzheng.

1.2	The pledge under this Agreement, applies to the derivative equity formed by issuance of bonus shares, increase of public reserve funds, share split, etc., and applies to dividends distributed in relation to the pledged shares.

2.	Scope and Term of the Pledge

2.1	The scope of pledge

The pledge scope of this Agreement includes the following:

(1)	(i) theobligation of Nanfang Tongzheng to complete the transfer of the underlying shares to Party B under the Share Transfer Agreement, and (ii) after the payment of Party A's first installment of RMB150,000,000 is completed in accordance with the Share Transfer Agreement, Nanfang Tongzheng’s obligation to return the principal amount, interest and liquidated damages (if any) at the same time as the RMB150,000,000 is converted into Party B’s loan to Nanfang Tongzheng in accordance with the Share Transfer Agreement;

(2)	according to Article 10 of the Share Transfer Agreement, the obligations of Party A in relation to (i) asset placement obligation to transfer the Target Asset of Chongqing Wanli New Energer Co., Ltd. (the “Listed Company”) after the completion of the Share Transfer, and (ii) Nanfang Tongzheng’s return and reimbursement obligation to Party Awhen the asset of the existing business cannot be sold on time according to the agreement of the Share Transfer Agreement, and (iii) the payment obligation of Party A or Party A's designated entity for the asset placement of the existing business of the Target Company;

(3)	obligation of Nanfang Tongzheng and Party A under the Share Transfer Agreement (including its appendix, the Voting Proxy Agreement) to deal with matters related to the proxy rights of the Listed Company;

(4)	other obligations and responsibilities of Nanfang Tongzheng under the Share Transfer Agreement to Party A (including but not limited to statements, representations and warranties made by Nanfang Tongzheng).

2.2	Pledge period

The term of the equity pledge in this Agreement shall be effective from the date of completion of the pledge registration with theadministration department of industry and commerce, and shall be terminated after (i) Party A and Party C have performed all obligations under the Share Transfer Agreement, and (ii) in respect of the asset placement arrangement as stipulated in the Share Transfer Agreement, Party A (or the entity designated by Party A) has paid the consideration of all disposed assetsto the Listed Company according to Party B’s request.

3.	Transfer

3.1	The pledgor shall not be entitled to give or transfer its rights and obligations under this Agreement unless the pledgee has agreed in writing in advance.

3.2	This Agreement is binding on the pledgor and its successors and is valid for the pledgee and each of its successors and assignees.

3.3	The pledgee may assign all or any of its rights and interests under this Agreement to any one or more third parties at any time.

4.	Disputes Resolution

4.1	The conclusion, interpretation, enforcement and settlement of disputes under this Agreement shall be governed by the laws of the People's Republic of China. The interests of both parties to this Agreement are protected by the laws of the People's Republic of China.

4.2	Any dispute arising from or in connection with this Agreement shall first be resolved through friendly negotiation. If such negotiations fail to resolve the dispute, any party may submit such dispute before the court in the jurisdiction where Party B's domicile is located.

5.	Effectiveness

The pledge is established from the date of completion of the pledge registration with the administration department for industry and commerce.

(Signature pages to follow)

Signature page

Pledgor:

Xicheng Liu (signature): /s/ Xicheng Liu

Pledgee: Jia Tian Xia Asset Management Co., Ltd. (seal)

Legal representative or authorized representative (signature): /s/ Hua Lei

Appendix IV

Guarantee Agreement

(Summary Translation)

This Guarantee Agreement (the "Agreement") is entered into by the following two parties on July 19, 2018 in Beijing.

Party A/Creditor: Jia Tian Xia Asset Management Co., Ltd.

Address:

Legal representative: Jian Liu

Party B/Guarantor: Xicheng Liu

Identification Number:

1.	Guarantee

Party A and Party B agree that in order to guarantee Party A's full rights under the Share Transfer Agreement and to ensure that the guarantee obligation is fully and properly performed, Party B agrees to use all of its property, equity, current and future income/revenue (“Guarantee Assets”), providing Party A with irrevocable joint and several liability guarantees, and Party A agrees to accept such guarantees.

2.	Scope of Guarantee

The scope of Party B’s guarantee includes:

2.1	(i) the obligation of Nanfang Tongzheng to complete the transfer of the underlying shares to Party A under the Share Transfer Agreement, and (ii) after the payment of Party A's first installment of RMB150,000,000 is completed in accordance with the Share Transfer Agreement, Nanfang Tongzheng’s obligation to return the principal amount, interest and liquidated damages (if any) at the same time as the RMB150,000,000 is converted into Party A’s loan to Nanfang Tongzheng in accordance with the Share Transfer Agreement;

2.2	According to Article 10 of the Share Transfer Agreement, Party A’s asset placement obligation to transfer the Target Asset of Chongqing Wanli New Energer Co., Ltd. (the “Listed Company”) after the completion of the Share Transfer, and Nanfang Tongzheng’s return and reimbursement obligation to Party A when the Target Asset cannot be placed on time according to the agreement of the Share Transfer Agreement;

2.3	According to the Share Transfer Agreement (including its appendix, the Voting Proxy Agreement), the obligations of Nanfang Tongzheng and Party A regarding the proxy rights of the Listed Company;

2.4	Other obligations and responsibilities of Nanfang Tongzheng (including but not limited to statements, representations and warranties made by Nanfang Tongzheng) to Party A under the Share Transfer Agreement.

3.	Guarantee Method

Party B shall be jointly and severally liable, with Nanfang Tongzheng, for the relevant obligations under the Share Transfer Agreement.

4.	Guarantee Period

Party B’s guarantee liability for the above-mentioned Nanfang Tongzheng’s obligations under the Share Transfer Agreement is limited to two years from the date of expiration of all obligations of Nanfang Tongzheng under the Share Transfer Agreement.

5.	Liability for Breach

Any violation of the representations, warranties, guarantees and other obligations under this Agreement by any party constitutes a breach and such breaching party shall be liable in accordance with the relevant laws and the provisions of this Agreement. For any violation of this Agreement resulting in another party bearing any costs, liabilities or losses, the breaching party shall compensate the non-breaching party for any of the above fees, liabilities or losses. Except as otherwise provided in this Agreement, the total amount of compensation paid by the the breaching party to the non-breaching party shall be the same as the losses arising from the breach of this Agreement, and the above compensation shall include the benefits that the non-breaching party shall receive due to performance.

6.	Dispute Resolution

The disputes arising during the performance of this Agreement shall be settled through negotiation between the Parties. If such negotiations fail to resolve the dispute, any party may submit such dispute before the court in the jurisdiction where Party A's domicile is located.

(Signature pages to follow)

Signature page

Party A/Creditor: Jia Tian Xia Asset Management Co., Ltd. (seal)

Legal representative or authorized representative (signature): /s/ Hua Lei

Party B/Guarantor:

Xicheng Liu (signature): /s/Xicheng Liu

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